
Cardinal Ethanol News
Fueling energy independence.

December 2015

Fiscal Year 2015 Financial Results

Below are the condensed income statements and balance sheets from our annual report filed on Form 10-K for the year ended September 30, 2015. These statements show markets provided a bountiful year for Cardinal! Some of the highlights from the year include:

- For fiscal 2015 we issued distributions totaling $3,500 per unit for a total distribution of $51,121,000. We also declared and paid another distribution of $500 per unit in November 2015.
- We are currently operating at approximately 17% above our nameplate capacity.
- Revenues from ethanol sales for year ended September 30, 2015 were down due to a decrease in the average price we received for our ethanol. The amount of gallons sold were down also due to the timing of ethanol shipments.
- Distillers grain prices were down approximately 19%, due to lower corn prices during the year ended September 30, 2015.
- Corn oil revenues decreased due to a decrease the pounds of corn oil shipped. Corn oil prices were approximately 16% lower compared to last fiscal year.
- Corn prices dropped approximately 19% for the year ended September 30, 2015 compared to September 30, 2014!
- Natural gas usage was down, as were prices by nearly 40%!
- We began borrowing on our declining note at the end of the fiscal year 2015 to help fund our ongoing expansion projects.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “Financials & SEC Filing Information”. Please call our office if you need any assistance in obtaining or understanding the reports.

Fiscal Year 2015 Financial Results		
Statements of Operations (Twelve Months Ended)		
	9/30/2015	*9/30/2014*
Revenues	$ 240,695,293	$ 337,355,515
Cost of Goods Sold	197,305,291	244,414,762
Gross Profit	43,390,002	92,940,753
Operating Expenses	4,714,891	4,945,382
Operating Income	38,675,111	87,995,371
Other Income (Expense)	46,706	(733,697)
Net Income	$ 38,721,817	$ 87,261,674
Net Income Per Unit	$ 2,651	$ 5,974
Balance Sheets		
	9/30/2015	*9/30/2014*
Assets	$ 157,468,720	$ 166,386,065
Current Liabilities	$ 11,997,241	$ 13,380,637
Long Term Debt	$ 4,865,236	$ -
Member's Equity	$ 140,606,243	$ 153,005,428
Total Liabilities & Member's Equity	$ 157,468,720	$ 166,386,065
Book Value Per Share	$ 9,627	$ 10,476

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the November 17th meeting, the board approved a distribution in the amount of $500 per unit for holders of record at the close of business on that date. This distribution was paid November 23rd. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Estimated Taxable Income Per Unit for Calendar Year 2015

As we've mentioned throughout the year in the Member Distribution letters, Cardinal Ethanol is a limited liability company that, for income tax purposes, passes its taxable income to its

members. This means that each unit holder must report their prorated share of Cardinal's taxable income on their own tax return.

As an aid to you for your 2015 tax planning, we are providing an ESTIMATE of company taxable income for the calendar year ending December 31, 2015. This ESTIMATE is not a guarantee of future results; it is only our best prediction and involves numerous assumptions, risks and uncertainties. Our actual results may differ.

Our tax year is a calendar year, unlike our fiscal (financial) year. Thus we have only eleven months of actual financial results to make our estimate. Based on our preliminary financial results though, we anticipate you may have approximately $1,800 to $2,000 per membership unit of taxable income reported to you on your 2015 K-1 form for those of you that have held your units for the entire year. To determine the amount of the taxable income from Cardinal Ethanol, you will multiply the number of membership units you own times the above estimate.

For example, 4 units x $2,000 per membership unit = $8,000 taxable income from Cardinal Ethanol.

If you owned your membership units or a portion of them for less than the entire calendar year, your share of company taxable income for those units will be pro-rated to you based on the number of days that you owned the units in 2015.

The tax law affecting limited liability companies can be complex. Also, each of you will have a different tax situation and the amount you may owe will depend on that situation. Thus, it is extremely important, and we recommend, that you engage a highly qualified tax professional with experience in the complexities of pass-through entities to assist you with your taxes.

This ESTIMATE of taxable income allocation does NOT represent the amount of the cash distribution you can expect.

Update from the CEO

If you've been around the facility, you've seen a lot of construction activities going on. This past year we embarked on numerous projects that will expand our grain storage and origination capabilities, increase capacity and improve some efficiencies. Many of these projects are reaching completion or will be completed by the spring.

One of the biggest projects we took on is the addition of 2 new grain bins. These bins will add approximately 1.5 million bushels of storage to the facility bringing the total capacity to about 4 million bushels. To put that in perspective, that's a little over one month's worth of corn to grind. In addition to the storage, we are adding another dump pit, transfer legs and conveyors and a new grain dryer. These additions will give us better unloading speed and allow us to service the producer better by adding another service we haven't been able to provide in the past.

Another project that will help us facilitate better capacity is the addition of new hammer mills. This addition will allow us to operate more efficiently and reduce maintenance downtime. With this addition, we expect to be able to consistently grind at a higher rate and thus produce more ethanol.

We're also adding another boiler to provide more heat and steam that will be needed for our increased capacities and another cluster of molecular sieves to aid in the distillation process.

With some additional smaller projects and pump upgrades, as well as the ones mentioned above, we are positioning ourselves to remain competitive, improve efficiencies and help maintain Cardinal Ethanol as a leader in the industry.

Cardinal's Biggest Assets



This quarter's employee spotlight is on our Maintenance Supervisor, Justin McElhany. Justin oversees plant maintenance issues to maximize plant uptime. He is very well versed in plant operations, as he first worked for 3 years with the operations team before moving into the maintenance department 4 years ago. Justin's ability to multitask and troubleshoot is very important in an operation this size and he does a fantastic job! We are very fortunate to have Justin on our team here at Cardinal!